Exhibit 10.6


               CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED
                  BASED ON A REQUEST FOR CONFIDENTIAL TREATMENT

                   OMITTED PORTIONS HAVE BEEN SEPARATELY FILED
                   WITH THE SECURITIES AND EXCHANGE COMMISSION


                                                                  EXECUTION COPY

                       MEDIA GATEWAY SERVICES AGREEMENT IV


      This Media Gateway Services Agreement (the "Agreement") between KMC Telecom VIII LLC, a Delaware limited liability company whose address is 1545 Route 206, Suite 300, Bedminster, NJ 07921 (collectively, "KMC") and Qwest Communications Corporation, a Delaware corporation whose address is 700 Qwest Tower, 555 Seventeenth Street, Denver, Colorado 80202 ("QCC") and Qwest Communications International, Inc., a Delaware corporation whose address is 700 Qwest Tower, 555 Seventeenth Street, Denver, Colorado 80202 ("QCI") ("QCC" and "QCI" being collectively referred to as "Qwest"), is effective as of March 31, 2001 (the "Effective Date").

      WHEREAS, Qwest desires to purchase KMC's Upgraded MGS Services for MGS Circuits ordered under the MGS Agreements (both as defined below) and KMC desires to provide the Upgraded MGS Services to Qwest, pursuant to the rates, terms, and conditions of this Agreement; and

      WHEREAS, KMC and Qwest wish to set forth the terms and conditions under which Qwest is willing to purchase and KMC is willing to provide Upgraded MGS Services to Qwest.

      NOW, THEREFORE, in consideration of the mutual promises, covenants, and other terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      DEFINITIONS: The following capitalized terms shall have the meanings specified as follows:

      "MGS AGREEMENTS" mean that certain Media Gateway Service Agreement, dated August 31, 1999 among KMC Telecom Inc., KMC Telecom II Inc, KMC Telecom III Inc., KMC Telecom of Virginia, Inc. and QCC, that certain Amended and Restated Media Gateway Services Agreement II, dated as of March 31, 2000, among KMC Telecom V, Inc., QCC and QCI, as amended and that certain Media Gateway Services Agreement dated as of June 30, 2000 among KMC Telecom VI, Inc, QCC and QCI, as amended.

      "MGS CIRCUIT" means a DS0-level circuit individually ordered by Qwest and provided by an affiliate of KMC pursuant to the MGS Agreements to (i) allow data or voice dial-up users, through local trunks providing two-way traffic capability, to connect to the Qwest IP network via Media Gateway servers owned by affiliates of KMC (each, an "MGS Server") and (ii) permit Qwest and/or its end users to originate single-stage calls from and terminate calls to the PSTN.


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

KMC shall cause its affiliates to provide local trunks providing two-way traffic capability for use with the Upgraded MGS Services provided hereunder.

      "UPGRADED MGS SERVICES" means the enabling of the MGS Servers to provide, and the continued operation and maintenance of MGS Servers to provide voice-over-IP services through such MGS Servers as more fully described in
Section 6 hereof (including the maintenance of hardware, equipment, environmental control, network connections, and line provisioning) to provide such voice connectivity between the Qwest data network access connection ("DNAC") at the KMC POP and the public switched telephone network ("PSTN") for Qwest's end users, through the MGS Circuits using KMC affiliate's own connections to the public switched telephone network.

      "POP" means the point of presence operated by one party at which data (and other telecommunications) traffic is exchanged.

1. INCORPORATION OF RECITALS. The foregoing recitals are hereby incorporated in this Agreement and made a part hereof to the same extent as if herein set forth in full.

2. UPGRADED MGS SERVICES. KMC will provide the Upgraded MGS Services to Qwest and Qwest's end users according to the Service Levels defined and specified in Schedule 2 to this Agreement. KMC shall provide the Upgraded MGS Services for the term set forth in Section 7.a. below. Qwest , at it sole cost, shall continue to establish and manage (i) a designated DNAC to KMC's affiliates network at each location that KMC provides the Upgraded MGS Services and (ii) an access link between the DNAC and Qwest's POP. KMC shall cause its affiliates to continue to be responsible for the physical installation of the DNAC at KMC's affiliates POP and the testing and activation of two-way MGS Circuits. KMC shall be responsible for all operation, maintenance, installation, and network line connections for the Upgraded MGS Services, subject to Qwest's obligations as set forth below. Notwithstanding the foregoing, Qwest shall have the ability to conduct remote monitoring, software configuration and billing functions for its end user customers using Qwest software and network management equipment related to the Upgraded MGS Services, including software programming related to the MGS Servers as necessary. Qwest shall conduct remote monitoring of the MGS Servers, provide traffic and utilization information to KMC on a regular basis and notify KMC of the need to make onsite corrections of errors or defects, which KMC shall do promptly in accordance with the Service Levels set forth in Schedule 2. In order to assist Qwest in ordering Upgraded MGS Services and otherwise fulfilling its obligations under this Section, KMC will, upon Qwest's request, provide Qwest with all necessary information in KMC's possession and assistance relating to the establishment and maintenance of the Upgraded MGS Services, including but not limited to providing software specifications, documentation, network provisioning information, network routing maps and traffic and performance reports as it relates to the networks of KMC and its affiliates. To the extent not available to KMC internally Qwest shall provide to KMC sufficient information concerning the traffic actually sent on the MGS Circuits, in a manner and detail consistent with industry standards, in order for KMC to properly calculate any charges which may be due to or from ILECs, IXCs or other connecting carriers. All such information and materials provided by KMC or Qwest will be confidential. The parties


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

     may enter into additional mutually-acceptable agreements in separate writings or as written amendments hereto, under which KMC will provide technical testing and activation of the network connections on the Qwest side of the network demarcation (including testing of the Qwest-operated remote software, network management tools and software configuration).

3.   RATES.

     a. Qwest shall pay KMC for Upgraded MGS Services according to the prices set forth in Schedule 1 to this Agreement (the "Rates"). Payment for the Upgraded MGS Services shall commence on a monthly basis for all Upgraded MGS Services deemed installed (as described below).

     b.   An Upgraded MGS Service will be deemed  installed as of the earlier of
          (a) the date when KMC notifies Qwest that the Upgraded MGS Service is installed and Qwest, in its reasonable judgment, verifies such installation or, in all events (b) [text deleted] days after the Effective Date (or, in the case of an additional Upgraded MGS Service ordered pursuant to Section 6 hereof, [text deleted] days after the acceptance of the Service Order (as defined below) by KMC). Qwest will be charged the Rates pro rated for any partial first month.

     c. Payments for the Upgraded MGS Services shall be due and payable within [text deleted] days after receipt of KMC's invoice, except to the extent Qwest in good faith disputes any portion of the charges; provided that Qwest may not withhold payment of amounts in dispute to the extent such amounts exceed [text deleted] of the invoice amount; provided further that such [text deleted] limit shall not apply to disputes  arising  from  KMC's  failure  to  correctly  apply  credits
          (including Delay Credits) or from KMC invoicing for Upgraded MGS Services prior to the date they are deemed installed, as set forth above. In the event of such a dispute, Qwest shall pay the undisputed portion of the charges on the invoice (as well as amounts in dispute to the extent they are subject to, and exceed, the [text deleted] limit set forth above) and the parties shall cooperate to resolve the dispute as provided in this Agreement. The parties shall use reasonable efforts to resolve such dispute within [text deleted]. If the dispute is resolved in favor of Qwest and Qwest has withheld the disputed amount, no interest credits or penalties will apply. If the dispute is resolved in favor of Qwest and Qwest has paid the disputed amount, Qwest will be credited with interest on such amount by KMC at the lesser of the rate of one and one-half percent (1 1/2%) per month or the maximum rate permitted by law, from the date KMC received payment up to and including the date of refund. If the dispute is resolved in favor of KMC and Qwest has paid the disputed amount on or before the payment due date, no interest credit or penalties will apply. If the dispute is resolved in favor of KMC and Qwest has withheld the disputed amount, any payments withheld pending settlement of the disputed amount shall bear interest at the lesser of the rate of one and one-half percent (1 1/2%) per month or the maximum rate permitted by law, from the payment due date up to and including the date of payment.

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

     d. The Rates are payable by Qwest without regard to any taxes, including sales taxes if applicable, FCC charges, or costs imposed pursuant to any rule, regulation or law (including "net reciprocal compensation," which is calculated after deducting all monies received by KMC for reciprocal compensation) imposed with respect to the Upgraded MGS Services, which taxes, charges (including net reciprocal compensation) or other costs, (other than taxes based on KMC's net income) shall be born solely by Qwest. No adjustment shall be made to the Rates on account of taxes or other items imposed on Qwest in connection with the Upgraded MGS Services.

     e. In the event of a Delay (as defined below) and payment for such Upgraded MGS Service would otherwise be due in accordance with Section 3 a., KMC shall provide to Qwest for each affected Upgraded MGS Service a Delay Credit equal to the product of (A) [text deleted] of the [text deleted] for the affected Upgraded MGS Circuit times (B) the [text deleted] of such Delay. Notwithstanding the provisions of
          Section 10(a), acceptance of the credit by Qwest pursuant hereto shall constitute Qwest's sole remedy for a Delay.

     f. A "Delay" shall be deemed to occur if, (x) after the date upon which an Upgraded MGS Service is deemed installed as set forth above, Qwest notifies KMC that it has an actual customer to whom it desires to provide service using such Upgraded MGS Service and within [text deleted] days after such notice KMC has not completed existing testing and circuit hand-off procedures (and other such procedures as mutually agreed by the parties) with respect to such Upgraded MGS Service, including, without limitation the verification of full voice connectivity through the DNAC to Qwest's IP network; provided, however, that notwithstanding the testing and connectivity requirements set forth in this sentence, a Delay shall not have occurred, and monthly charges for the Upgraded MGS Service shall commence or continue as prescribed in Section 3.a, if due to an act or omission of Qwest in the provision of services or equipment reasonably necessary for KMC to satisfy its testing and connectivity obligations set forth herein, KMC is unable to satisfy such obligations.

     g.   Qwest  agrees  that,  except (i) as  otherwise  expressly  provided in
          Section 3.c with respect to (x) disputed amounts not exceeding [text deleted] of the amount invoiced by KMC pursuant to Section 3.a, (y) disputes arising from KMC's failure to correctly apply credits as described in Section 3.c or (z) KMC invoicing for Upgraded MGS Services prior to the date they are deemed installed; (ii) during the continuance of an Event of Default described in Section 10.a.i and
          (iii) as otherwise expressly provided in Section 9.b or 14, Qwest's obligations to make all payments payable by it under this Agreement are absolute and unconditional and that it will make all payments payable by it hereunder regardless of set-off, recoupment, abatement or other similar right, existing or future, which Qwest may have against KMC.

4. SERVICES COMMITMENT. Qwest will purchase Upgraded MGS Services for at least [text deleted] (the "Services Commitment") on or before July 1, 2001 (the "Commitment



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

     Date") unless this Agreement is terminated pursuant to Section 7.b or pursuant to Sections 10, 14, or 16 before the Commitment Date, in which case Qwest shall have no obligation with respect to the Services Commitment (except for Upgraded MGS Services actually rendered and, if applicable, the early termination charge set forth in Section 7.b). This Agreement includes the terms, conditions, Service Level commitments, technology and Rates for the Upgraded MGS Services within the Services Commitment, as well as additional Upgraded MGS Services that may be ordered pursuant hereto.

5. IMPLEMENTATION SCHEDULE AND GROWTH FORECAST. Upgraded MGS Services sufficient to satisfy the Services Commitment shall be installed for the MGS Circuits described by Qwest in the Implementation Schedule set forth hereto as Schedule 3 which schedule may be amended from time to time by Qwest pursuant to on one or more Service Orders. If a Service Order is received after the date hereof KMC will have [text deleted] days from the date of receipt of any such Service Order to install the necessary equipment and software to deliver the Upgraded MGS Services to the changed location. In the event KMC is unable to (except to the extent such inability results from any acts or omissions of Qwest), or the parties otherwise agree that KMC shall not install such Upgraded MGS Services before the Commitment Date, Qwest will nonetheless be deemed to have satisfied the Services Commitment and no shortfall penalty shall be owed by Qwest to KMC with respect to same. Qwest acknowledges that KMC may not agree to defer the installation of Upgraded MGS Services without first obtaining the consent of a Financing Source (as defined in Section 16(b)) and KMC has no obligation hereunder to obtain such consent.

6. EQUIPMENT CONFIGURATION. KMC shall provide Upgraded MGS Services in addition to those in the Implementation Schedule after receipt from Qwest of a Service Order in a form mutually agreed by the parties (a "Service Order") for such Upgraded MGS Services; provided, however, that any Service Order for additional Upgraded MGS Services shall not be binding until accepted by KMC and in the event KMC in its discretion determines that filling such order would require additional third party capital financing, such Service Order shall be subject to obtaining such additional third party capital financing, and the provision of Upgraded MGS Services pursuant thereto may be conditioned on the agreement of both parties to a separate agreement governing such Upgraded MGS Services. Such Service Order for additional Upgraded MGS Services shall specify a requested installation date that is at [text deleted] after the date of such Service Order. KMC shall notify Qwest within 2 business days after receipt of a Service Order if such Service Order contains insufficient information for KMC to meet the requested [text deleted]. In filling Service Orders pursuant to the Implementation Schedule and any other Service Orders received hereunder, KMC shall use modems and/or MGS Servers and other network equipment (according to a configuration of cabinets, fuse panels, racks, routers, and other equipment necessary for a plug and play configuration) that are specified by Qwest in each Service Order. The Upgraded MGS Services will be initially provided using [text deleted] equipment (as agreed to by Qwest) or other equipment mutually agreed upon by the parties ("Qwest Required Equipment") which (i) enables Qwest to exchange either data (e.g. V.90 and V.92, if available), voice (e.g. commercial variants of G.711, G.723 or G.729) or fax (e.g. T.37) traffic with end user customers (i.e. the dial-up users) of the Upgraded MGS Services, (ii) which are


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

     capable of converting the TDM voice path to an RTP stream encapsulating commercial variants of G.711, G.723 or G.729 CODECs and (iii) which are interoperable with industry standards with regard to MGCP. In the event due to the failure of any Qwest Required Equipment any Upgraded MGS Service cannot meet the foregoing specifications, provided that KMC is taking all commercially reasonable efforts to have such Qwest Required Equipment repaired or replaced as promptly as possible, Qwest shall continue to pay for the Upgraded MGS Services in accordance with the terms hereof. The [text deleted] and [text deleted] hardware shall be co-located, at no cost to KMC, at Qwest's cyber center to be designated by Qwest, upon notice to KMC. Qwest may specify other models or vendors of equipment to be used in the Upgraded MGS Services configuration, provided that Qwest shall be responsible for and shall pay any increased costs to KMC resulting from the use by KMC of other models and vendors of MGS Servers at Qwest's request. Qwest may also request that software upgrades be made; provided that Qwest shall be responsible for and shall pay any increased costs to KMC resulting from such software upgrades; provided further that absent such request and payment by Qwest, KMC shall be under no obligation to upgrade any software. Each Service Order for Upgraded MGS Services shall be governed by this Agreement.


7.   TERM, EARLY TERMINATION CHARGE.

     a. This Agreement shall have an initial term commencing on the Effective Date and ending forty-eight (48) months after July 1, 2001, unless earlier terminated pursuant to Section 9.b.,10, 14, or 16. Each of the Upgraded MGS Services in the Implementation Schedule shall have a term that is forty-eight (48) months after July 1, 2001, but shall continue at the option of Qwest for an additional term to be specified in writing by Qwest no later than 30 days prior to the expiration of the initial term. Each additional Upgraded MGS Service provided pursuant to Section 6 shall have a term beginning on the date it is deemed installed as described in Section 3 b. and ending forty-eight (48) months thereafter (but in all events no later July 31, 2005), unless earlier terminated pursuant to Section 9.b.i, 9.b.ii, 10, 14, or 16 or extended by Qwest in the manner described in the immediately preceding sentence. In the event the term of one or more such Upgraded MGS Services extends beyond the expiration of the initial term as set forth above, the terms and conditions of this Agreement shall continue to apply to each such additional Upgraded MGS Services until the expiration of the term of each such Upgraded MGS Service. Following expiration of the initial term of this Agreement, the term shall automatically renew (provided that MGS Circuit is being supplied pursuant to a MGS Agreement) for successive twelve month terms at the rate specified in Appendix A to Schedule 1 unless either party notifies the other party of its intent not to renew at least thirty
          (30) days prior to the end of the initial term or renewal term, as the case may be.

     b. In the event Qwest terminates or cancels Upgraded MGS Services for an MGS Circuit, or this Agreement, [text deleted], then Qwest shall be responsible for paying KMC an early termination charge equal to one hundred percent (100%) of the Rates for the canceled Upgraded MGS Service(s), multiplied by the number of full months remaining in the term at the time of cancellation. Any termination of


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

          this Agreement as described in the immediately preceding sentence shall not be effective until the early termination charge due pursuant to the immediately preceding sentence has been paid in full.

8.   INSURANCE.

     a. During the term of this Agreement, KMC shall maintain insurance of the kinds and in the amounts specified below with insurers of recognized responsibility, licensed to do business in the State(s) where the Upgraded MGS Services are being performed, and having either: an A.M Best's rating of A8, a Standard & Poor's ("S&P's") rating of AA, or a Moody's rating of AaZ. If any Upgraded MGS Services provided for or to be performed under this Agreement are subcontracted, KMC shall require the subcontractor(s) to maintain and furnish it with insurance approved by Qwest.

     b. In accordance with the above, KMC and any subcontractors shall maintain the insurance coverage in accordance with that certain Access Service Agreement between KMC and certain of its affiliates and Qwest dated as of December 15, 1998, as such may be amended from time to time pursuant to the terms thereof.

     c. Should KMC at any time neglect or refuse or provide the insurance required, or should such insurance be canceled or non-renewed, Qwest shall have the right to purchase such insurance, and the cost shall be billed to KMC. In addition, should KMC at any time neglect or refuse to pay the necessary premium, Qwest shall have the right to pay same and deduct the amount therefor from monies due KMC.

     d. KMC and all subcontractors shall comply with the terms of the Occupational Safety and Health Administration (OSHA) and all locations, jurisdictions' safety and health regulations during the full term of this Agreement.

9.   REPRESENTATIONS AND WARRANTIES.

     a. Each party represents and warrants to the other that it has the power and authority to enter into this Agreement including each Schedule, Attachment and Exhibit hereunder.

     b.   KMC represents, warrants and agrees that:

          i. it will provide, to Qwest and its end user customers, Upgraded MGS Services that meet or exceed the Service Levels described in
               Schedule 2. Should KMC, in any [text deleted] during any consecutive [text deleted] period, (x) fail to provide the Upgraded MGS Services at the Service Levels defined in Section 2 of Schedule 2 for [text deleted] of the MGS Circuits to which the Upgraded MGS Services were applied in a particular Market Area; or (y) fail to meet the Service Level set forth in Section 1.3 of
               Schedule 2 for Qwest calls affecting, in the aggregate, more than [text deleted] of the MGS Circuits to which the Upgraded MGS Services were


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

               applied in a particular Market Area; or (z) fail to meet the Service Level set forth in Section 1.2 of Schedule 2 in a particular Market Area (unless, in any of such events, such failure was substantially caused by a force majeure event, Qwest-Required Equipment or an action or omission of Qwest, its equipment or its agents or employees), Qwest shall be entitled to terminate all Upgraded MGS Services in such Market Area without any liability to KMC except for payment due for services provided up to the point of termination, by providing written notice to KMC within sixty (60) days after the occurrence of the events giving rise to Qwest's right to terminate such Market Area; provided that, within ten (10) business days after the end of any calendar month in which such failure of Upgraded MGS Services to meet such standards has occurred, Qwest shall give KMC written notice of such failure and provide to KMC all information within Qwest's possession that is reasonably calculated to assist KMC in taking steps to prevent the recurrence of such failure. If, during the term of this Agreement, Qwest shall become entitled to terminate all Upgraded MGS Services in any three or more Market Areas that contain in the aggregate [text deleted] or more of the Upgraded MGS Services to be provided hereunder, Qwest shall be entitled to terminate this Agreement in its entirety by providing written notice to KMC within sixty (60) days after the occurrence of the events giving rise to Qwest's right to terminate this Agreement, provided Qwest has provided KMC with reasonable notice of KMC's failure to meet Service Levels under this Agreement. Notwithstanding the provisions of Section 10.a, termination of Market Areas and/or this Agreement for breach of this Service Level warranty pursuant to this Section 9.b.i shall be Qwest's sole remedy for breach of this Agreement for failure of KMC to meet Service Levels in accordance with this Section 9.b.i, and such termination shall be effective (without penalty) thirty (30) days after KMC receives notice of the breach of this warranty and intent to terminate from Qwest. For purposes of this Section 9.b.i, a "Market Area" means the market being served by a single aggregation point for MGS Servers;

          ii. In the event an Upgraded MGS Service is inoperable or interrupted continuously for a period of [text deleted] or incurs cumulative outages of over [text deleted] in any [text deleted] period, Qwest shall be entitled, at its sole option, to either (but not both) of the following: (i) a credit to Qwest's account for the [text deleted] for [text deleted] of Upgraded MGS Services for every [text deleted] continuous interruption of the Upgraded MGS Services up to total credits equal to [text deleted] for [text deleted] of Upgraded MGS Services in each [text deleted] for each Upgraded MGS Service; or (ii) the termination of the affected Upgraded MGS Services, provided such interruption(s) was not substantially caused by an event of force majeure, or an action or omission of Qwest, its equipment or its agents or employees. Termination of any particular Upgraded MGS Services under this Section shall not serve to terminate any other Upgraded MGS Services and any exercise of Qwest's rights under this

               Section shall not (x) reduce or otherwise affect Qwest's rights to termination of this Agreement for Service Level failures under
               Section 9.b.i; or (y) affect the number of Upgraded MGS Services that have been ordered with respect to Services Commitments (i.e. the number of Upgraded MGS Services that have been ordered will not be reduced in determining whether Qwest has met the Services Commitments if Upgraded MGS Services are terminated pursuant to this Section); provided that with the exception of (x) and (y) above, notwithstanding the provisions of Section 10(a), acceptance of a credit pursuant to (i) above or termination of affected Upgraded MGS Service(s) pursuant to (ii) above shall be Qwest's sole remedy for the interruptions described in this
               Section 9.b.ii;

          iii. to the best of its knowledge, there are no pending or threatened lawsuits, claims, disputes or actions (a) alleging that the Equipment infringes or misappropriates any third party's patent, copyright, trademark, trade secret, proprietary or other intellectual property rights, or (b) adversely affecting the Equipment, the Upgraded MGS Services or KMC's ability to undertake and perform its obligations under this Agreement; and

          iv. it has and will maintain manufacturer's warranties of the kind typically used in the applicable industry for all Equipment used to provide the Upgraded MGS Services and will pass on the benefits of such warranties to the full extent possible to Qwest for the Upgraded MGS Services.

     c. THE EXPRESS WARRANTIES IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10. DEFAULT/TERMINATION. This Agreement and any Upgraded MGS Services can be terminated only as provided in Sections 9.b.i, 9b.ii, 14, 16, and this
     Section 10.

     a. Qwest may terminate this Agreement if any one of the following occur (each, an "Event of Default"): (i) if KMC becomes insolvent or admits in writing its inability to pay debts as they mature, or makes an assignment for the benefit of creditors and as a result thereof KMC fails to meet the requirements of Section 9.b.i or 9.b.ii; (ii) if a petition under any foreign, state or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by KMC and as a result thereof KMC fails to meet the requirements of Section 9.b.i or 9.b.ii; or (iii) if such a petition is filed against KMC by any third party and such application is not resolved favorably to such other party within sixty (60) days and as a result thereof KMC fails to meet the requirements of Section 9.b.i or 9.b.ii.

     b. KMC may terminate this Agreement if any one of the following occur (each, an "Event of Default"): (i) if Qwest fails to pay any amount due to KMC within fifteen (15) business days of demand of such overdue amount by KMC (or, in the case of disputed amounts withheld by Qwest pursuant to Section 3.c, within fifteen (15) business days after the dispute as to such amounts is resolved in KMC's favor); (ii) if Qwest becomes insolvent or admits in writing its inability to pay debts as they mature, or makes an assignment for the benefit of creditors and as a result thereof Qwest fails to timely pay KMC in accordance with the terms of this agreement; (iii) if a petition under any foreign, state or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by Qwest and as a result thereof Qwest fails to timely pay KMC in accordance with the terms of this agreement; or (iv) if such a petition is filed against Qwest by any third party and such application is not resolved favorably to such other party within sixty (60) days and as a result thereof Qwest fails to timely pay KMC in accordance with the terms of this agreement.

     c. The parties acknowledge that this Agreement may be subject to the approval of public utility commissions of individual states or other regulatory agencies wherein Upgraded MGS Services are provided. Either party shall have the right to terminate the affected Upgraded MGS Service without liability except for Upgraded MGS Services actually rendered if, by a final, non-appealable order of a court of competent jurisdiction, the Federal Communications Commission, or other local, state or federal government authority, (i) KMC is prohibited from furnishing the Upgraded MGS Services; or (ii) any material rate or term contained herein is substantially changed in a manner that is materially adverse to the terminating party.

11.   INDEMNIFICATION FOR INFRINGEMENT.

     a. The following indemnification provisions set forth the entire obligation of KMC with respect to infringement of proprietary rights arising directly from the Qwest-Required Equipment used to provide Upgraded MGS Services; provided, however, notwithstanding the foregoing, that KMC shall have no indemnification or other obligation to Qwest whatever with respect to infringement of proprietary rights directly arising from the Qwest-Required Equipment except to the extent, if any, that KMC possesses the right to be indemnified by the vendor or manufacturer of the Qwest-Required Equipment from time to time for infringement of proprietary rights:

          i. KMC or its suppliers will defend any claim, suit or proceeding brought against Qwest insofar as it is based on a claim that any Qwest-Required Equipment used hereunder infringes a United States copyright or an existing United States patent (issued as of March 31, 2001). Qwest shall notify KMC promptly in writing of the claim and give KMC and its suppliers full authority, information, and assistance for the defense. If such claim has occurred, or in KMC's opinion is likely to occur, Qwest agrees to permit KMC and its suppliers, at KMC's option and expense, either to procure for Qwest the right to continue using the Qwest-Required Equipment or to replace or modify the same so that it becomes noninfringing, or, if neither of the foregoing alternatives is reasonably available, remove the Equipment and refund Qwest the portion of the price for the Upgraded MGS Services reasonably attributable to such Equipment depreciated or amortized by an equal annual amount over the lifetime of the Qwest-Required Equipment.

          ii.  KMC and its suppliers  have no liability for any claim under this
               Section 11 based upon alteration or modification by Qwest or a third party of any Qwest-Required Equipment supplied hereunder. Further, KMC and its suppliers shall have no liability for any claim based upon compliance with Qwest's designs, specifications, or instructions.

     b.   The  following   provisions   relate  to  all  Equipment   other  than
          Qwest-Required Equipment and all combinations of Equipment:

          i. KMC agrees to defend and/or handle at its own expense, and to indemnify and hold Qwest harmless from and against any and all liabilities, losses, costs, damages and expenses (including reasonable attorneys' fees attributable to such claim) associated with, any claim or action against Qwest by any third party based upon any actual or alleged infringement or violation of a United States patent, or any trademark, copyright, or trade secret of a third party enforceable in the United States related to KMC's provision of the Upgraded MGS Services ("Infringement Claim"), provided that Qwest shall approve the terms of any settlement or compromise unless KMC demonstrates its financial capacity to satisfy the settlement or compromise.

          ii. KMC shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise. Qwest shall promptly notify KMC of the subject claim and provide reasonable information in connection with such claim.

          iii. KMC warrants that it has the full power and authority to deliver, convey and grant to Qwest the related license and other rights granted under this Agreement; and that KMC's provision of Upgraded MGS Services under this Agreement and Qwest's use of the Upgraded MGS Services related to the Equipment will not constitute a misappropriation of any trade secrets or constitute a patent, copyright or trademark infringement.

          iv. This indemnity shall not extend to any claim of infringement resulting from Qwest's unauthorized modification of equipment of KMC or the combination of the Equipment or Upgraded MGS Services with services or equipment not provided by KMC or by or for Qwest with KMC's express written approval.

12.   GENERAL INDEMNIFICATION AND LIMITATION OF LIABILITY.

     a. Each party shall indemnify the other party from any third-party claim or damages due to the injury or death of any individual, or the loss or damage to real or personal property, resulting from the willful or negligent acts, or omissions of the indemnifying party, its agents or employees.

     b. NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR TO ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, EVEN IF THE PARTIES HAVE KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION SHALL NOT APPLY IN THE EVENT OF: (i) A CLAIM BROUGHT BY QWEST AGAINST KMC ARISING UNDER THE SECTION OF THIS AGREEMENT ENTITLED INFRINGEMENT (SECTION 11); (ii) EITHER PARTY'S BREACH OF THE CONFIDENTIALITY OBLIGATIONS OF SECTION 15 (CONFIDENTIAL INFORMATION); OR (iii) THE WILLFUL MISCONDUCT OF EITHER PARTY, ITS AGENTS, ITS EMPLOYEES OR NOMINEES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

     c. IN NO EVENT SHALL A PARTY'S TOTAL LIABILITY TO THE OTHER UNDER THIS AGREEMENT EXCEED $5,000,000 (OTHER THAN QWEST'S PAYMENT OF THE RATES), EXCEPT WITH RESPECT TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY.

     d. In the event any applicable law does not allow the limitation or exclusion of liability as provided for in this Agreement, the subject limitation or exclusion of liability shall be deemed modified so as to limit or exclude the parties' liability for damages hereunder to the greatest extent permitted by such law.

13.   INTERNET DISCLAIMERS AND LIMITATIONS.

     a. Neither party will be liable or responsible for the Internet or any information contained thereon. Neither party will warrant, and neither will assume any responsibility for any consequences suffered by any person as a result of obtaining Internet access including without limitation, damages arising from accessing Internet content or from computer viruses.

     b. KMC will have no responsibility for authentication of the end users accessing the Upgraded MGS Services. Qwest will be responsible for controlling end user access to the Upgraded MGS Services.

     c. Qwest shall be responsible for billing its end users and all records related to such billing or accounting.

14. FORCE MAJEURE. In no event shall either party be liable to the other party (other than for obligations to pay money) for any delay or failure to perform due to causes beyond the control and without the fault or negligence of the party claiming excusable delay, including but not limited to acts of God, fire, explosion, vandalism, cable cut, storm, governmental action, wars, strikes or other labor difficulties, supplier failures, breaches or delays. Notwithstanding the foregoing, in the event of a force majeure, KMC will restore the Upgraded MGS Services for Qwest using substantially the same or better efforts that it uses with respect to its other customers. If a force majeure condition continues for a period greater than [text deleted], either party may terminate only those Upgraded MGS Services which are the subject of the force majeure condition without further penalty (except that Qwest shall not have the right to terminate any Upgraded MGS Service pursuant to this Section 14 as a result of a force majeur condition caused by Qwest).

15. CONFIDENTIAL INFORMATION. Qwest and KMC agree that unless otherwise specifically provided in the applicable Exhibit and/or Schedule, the following confidentiality provisions shall apply.

     a. All information (including the terms and conditions hereof) marked as confidential and disclosed by either party to the other, or which comes to the attention of either party or its employees, officers, directors, agents, investors and potential investors or advisors ("Representatives") during the course of work pursuant to the terms of this Agreement and any other information that a party receiving such information should know, by its nature, is confidential, shall be confidential information. Confidential information constitutes a valuable asset of and is proprietary to the party disclosing or originally possessing it. KMC acknowledges that Qwest keeps its customers' records strictly confidential. KMC and its Representatives shall keep strictly confidential any Qwest customer records, whether or not they are marked as confidential. Neither party shall willfully disclose confidential information or knowingly permit its Representatives to disclose confidential information to any person other than persons among its Representatives having a specific need to know in performance of the work or to any Financing Source as defined in Section 16 (b). Each party shall take reasonable care to ensure fulfillment of this obligation, [text deleted] not to sell, lease, assign, transfer, use outside their scope of employment or reveal any confidential information or Qwest customer records without prior written consent of the other party. KMC shall obtain the written agreement of its affiliates and Representatives to maintain Qwest customer records or other confidential information hereunder in accordance with KMC's obligations under this Section. KMC will not provide Qwest customer records or other confidential information provided by Qwest to the Financing Source(s) unless the Financing Source(s) provide written agreement to keep such information confidential.

     b. If a subpoena or other legal process in any way concerning confidential information is served upon a party to which confidential information has been disclosed ("Recipient"), the Recipient shall notify the disclosing party ("Discloser") promptly, and the Recipient shall cooperate with the Discloser, at the latter's expense, in any lawful effort to contest the validity of such subpoena or other legal process.

     c. This Section will in no way limit either party's ability to satisfy any governmentally required disclosure of its relationship with the other party, or either party's ability to satisfy any requests or demands generated in the course of audits of either party or either party's parent or either party's attorneys or auditors, provided such audits are conducted pursuant to non-disclosure obligations.

     d. The obligations of confidentiality in this Section shall not apply to any information which a party has in its possession when disclosed to it by the other party, information which a party independently develops, information which is or becomes known to the public other than by breach of this Agreement or information rightfully received by a party from a third party without the obligation of confidentiality.

     e. Each party acknowledges and agrees that in the event of a breach or threatened breach of the foregoing provisions, it will have no adequate remedy in money or damages and accordingly shall be entitled to injunctive relief; provided, however, that no specification of any legal or equitable remedy shall be construed as a waiver or prohibition against any other contractual, legal or equitable remedy available to either party hereunder;

     f. Upon completion, expiration or termination of this Agreement, or at any other time upon request, each party shall return any and all related confidential information of the other party and all copies thereof (in whatever form and on whatever medium).

     g. The terms of this section of the Agreement shall survive the expiration or termination of this Agreement.

16.   ASSIGNMENT; RIGHTS OF SUBSIDIARIES.

     a. Neither party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. If consent is not granted under this Section, the party seeking consent may terminate the Agreement upon sixty (60) days notice to the other party or challenge the refusal to consent as unreasonable through appropriate legal action. It shall not be unreasonable for KMC to withhold its consent if the assignee has a net worth less than that of the applicable Qwest entity as of the Effective Date. The assignment or delegation of any of KMC's rights under this Agreement to any of the following shall be considered reasonable reasons for which Qwest may withhold its consent for such assignment: [text deleted]. Any prohibited assignment or delegation shall be null and void. Notwithstanding the foregoing, either party may assign this Agreement to any company or entity controlling, controlled by or under common control with such party or its affiliates without the other party's consent; provided that the assignee has a net worth equal to or greater than that of Qwest or KMC, as may be applicable, as of the Effective Date. In addition, either party may assign this Agreement without the approval of the other party to any
          successor   in  interest   resulting   from  a  merger,   acquisition,
          reorganization or transfer of all or substantially all of the assigning party's business with or to a successor; provided that the assignee has a net worth equal to or greater than that of Qwest or KMC, as may be applicable, as of the Effective Date.

     b. Qwest acknowledges that in order for KMC to provide the services set forth in this Agreement KMC will finance the capital costs of this Agreement with third party financing sources. KMC shall have the right to assign or collaterally assign this Agreement to a third party or parties providing financing for the capital expenses required to be undertaken by KMC in order to provide the services under this Agreement ("Financing Source(s)"), and Qwest shall execute and deliver consents to the assignment by KMC as are requested by the Financing Sources and are customary and usual (including the terms and conditions set forth in the consents previously executed by Qwest in favor of affiliates of KMC) provided such consents contain non-disturbance rights of Qwest, and are otherwise reasonably acceptable to Qwest under the circumstances.

17. MODIFICATION; AMENDMENT; WAIVER. No modification, changes, amendment or supplement to this Agreement shall be binding upon the parties unless made in writing and duly signed by both parties. The parties acknowledge that KMC shall finance the capital costs of this Agreement with Financing Sources. Accordingly, Qwest agrees to cooperate with KMC to discuss and make such amendments or modifications to this Agreement as may be reasonably necessary or appropriate to finance and syndicate this Agreement to Financing Sources. At no time shall any failure or delay by either party in enforcing any provisions, exercising any option, or requiring performance of any provisions, be construed to be a waiver or cancellation of same. No effective waiver of any right hereunder shall be construed to be a waiver of any other right.

18. NOTICES. All notices shall be in writing and either delivered personally or mailed, first class mail and postage prepaid, or by facsimile with electronically-generated confirmation of receipt that is followed with a mailed copy. Notice shall be deemed communicated on receipt in case of personal delivery and five (5) days after mailing in the case of mailed notice (including the mailed copy of a facsimile transmission). All such notices or other communications shall be addressed as set forth below, but either party may change its address by notice or other communication given in accordance with the provisions of this paragraph.

            If to Qwest :
            555 Seventeenth Street, Suite 1000
            Denver, Colorado 80202
            Attn:  President -- Internet and Multimedia Markets
            Attn:  General Counsel

            If to KMC:
            1545 Route 206
            Suite 300
            Bedminster, NJ  07921
            Attn: General Counsel
                  Chief Financial Officer


19. GOVERNING LAW; INTERPRETATION. In all respects this Agreement shall be governed by the substantive laws of the State of New York without regard to conflict of law principles.

20.  DISPUTE RESOLUTION.

     a. It is the intent of KMC and Qwest that any disputes which may arise between them or between the employees of each of them be resolved as quickly as possible. Quick resolution may, in certain circumstances, involve immediate decisions made by the parties' representatives. When such resolution is not possible, and depending upon the nature of the dispute, the parties hereto agree to resolve such disputes in accordance with the provisions of this paragraph; provided however, if they are unable to do so within sixty (60) days commencing with the date of the notice set forth in Section 20.b then either party may seek any and all remedies available at law or equity.

     b. Qwest and KMC shall each designate, by separate letter, representatives as points of contact and decision-making for the pre-acceptance phases of the Agreement. Any disputed issues arising under this Agreement shall be initially referred to the parties' designated representatives. The parties' designated representatives shall render a mutually agreeable resolution of the disputed issue, in writing, within three (3) business days of such referral. Either party may modify the designated representative upon written notice to the other party.

     c. Any claims or disputes arising under the terms and provisions of this Agreement, or any claims or disputes which the parties'
          representatives  are unable to  resolve  within the three (3) day time period shall continue to be resolved between the parties' representatives if mutually agreeable.

21. ATTORNEY'S FEES. If a legal action or arbitration proceeding is commenced in connection with any dispute under this Agreement, the prevailing party shall be entitled to reasonable counsel fees, costs and necessary disbursements incurred in connection with the action or proceeding, as determined by the court or arbitrators.

22. INCONSISTENCIES. In the event of any inconsistency or conflict among this Agreement, or any Schedule or Exhibit, the governing provisions and interpretation necessary to resolve the inconsistency or conflict shall be based on the following order: the specific Schedule or Exhibit signed by the parties, followed next by the provisions of this Agreement.

23. PUBLICITY. Neither party shall use the other party's name or logo or refer to such party directly or indirectly in any advertising, sales presentation to any other person, news release, release to any professional or trade publication or for any other purpose without such party's prior written approval, provided that either party may use the other party's name or logo, or both, in a list of such party's customers, if such use does not imply endorsement. Either party shall be allowed to issue press releases and public announcements regarding this Agreement with the other party's prior written approval which shall not be unreasonably withheld. This
          Section 23 shall not limit a party's rights pursuant to Section 15 c hereof.

24.  MISCELLANEOUS.

     a. If any of the provisions of this Agreement are held invalid, the remaining provisions shall be unimpaired.

     b. Headings are for reference only and shall not affect the meaning of any of the provisions of this Agreement.

     c. The parties, who have both been represented by legal counsel, have jointly participated in negotiating and drafting this Agreement, including its Schedules, Exhibits and any attachments. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by the parties and no presumption, inference or burden of proof shall arise favoring or disfavoring a party by virtue of authorship of any or all of the Agreement's provisions.

     d. The rights and remedies set forth in this Agreement are not exclusive and are in addition to any other rights and remedies available in law or in equity.

     e. The terms and provisions contained in this Agreement that by their sense and context are intended to survive shall survive the completion of performance and termination of this Agreement, including, without limitation, the obligation of making all payments due hereunder and to preserve the confidentiality of confidential information.

25. RELATIONSHIP OF THE PARTIES. The parties are independent contractors. Nothing in this Agreement or in the activities contemplated by the parties pursuant to this Agreement shall be deemed to create an agency, partnership, employment or joint venture relationship between the parties. Each party shall be deemed to be acting solely on its own behalf and, except as expressly stated, has no authority to pledge the credit of, or incur obligations or perform any acts or make any statements on behalf of, the other party. Neither party shall represent to any person or permit any person to act upon the belief that it has any such authority from the other party. Neither party's officers or employees, agents or contractors shall be deemed officers, employees, agents or contractors of the other party for any purpose.

26.  COMPLIANCE WITH LAWS.

     a. The parties shall comply with all applicable federal, state and local laws, regulations and ordinances as they relate to this Agreement and the Upgraded

          MGS Services, including, but not limited to, the regulations of the United States Government, e.g., the provisions of Executive Order 11246 (as amended) of the President of the United States on Equal Employment Opportunity and the rules and regulations issued pursuant thereto.

     b. KMC warrants, represents, covenants and agrees that it will not assign to perform any efforts under this Agreement any individual who is an unauthorized alien under the Immigration Reform and Control Act of 1986 or its implementing regulations. KMC shall indemnify and hold harmless Qwest, its parent, subsidiaries and affiliated companies from and against any and all liabilities, damages, losses, claims or expenses (including attorneys' fees) arising out of any breach by KMC of this section. In the event any KMC personnel or contractor working under this Agreement, or other individual(s) providing work to Qwest on behalf of KMC under this Agreement, are discovered to be unauthorized aliens, KMC will immediately remove such individuals from performing work and replace such individuals with individuals who are not unauthorized aliens. KMC shall indemnify and hold harmless Qwest, its parent, subsidiaries and affiliated companies from and against any and all liabilities, damages, losses, claims or expenses (including attorneys' fees) arising out of any breach by KMC of this section.

     c. Neither party shall cause the other party to violate any ruling, order or determination by the Federal Communications Commission ("FCC") or any other governmental body relating to the provision of the Upgraded MGS Services under the terms and conditions set forth in the Agreement. Should such a ruling, order or determination become effective, the other party shall indemnify, defend and hold the other party harmless against any such event.

27. SUCCESSORS. This Agreement shall inure to the benefit of and be binding on the parties, and their heirs, successors, assigns and legal representatives, but nothing contained in this section shall be construed to permit an assignment or other transfer except as specifically provided herein.

28. ENTIRE AGREEMENT. This Agreement is comprised of this Agreement and any Schedule or Exhibits specified hereunder or which are added to hereto by the parties; such Schedule or Exhibits are incorporated by this reference and shall constitute a part of this Agreement as if fully set forth herein. This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements, promises, proposals, representations, understandings and negotiations, whether written or oral, between the parties respecting the subject matter hereof.

29. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all such counterparts together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

  KMC Telecom VIII LLC


  By: /S/ CONSTANCE LOOSEMORE
     ------------------------
  Name: CONSTANCE LOOSEMORE
       --------------------
  Title: VICE PRESIDENT, ASSISTANT TREASURER
        ------------------------------------


  Qwest Communications Corporation


  By: /S/ RICK WESTON
     ----------------
  Name: RICK WESTON
        -----------
  Title: SVP - QIS
        -----------


  Qwest Communications International Inc.


  By: /S/ DRAKE S. TEMPEST
     ---------------------
  Name: DRAKE S. TEMPEST
        ----------------
  Title: EVP, GENERAL COUNSEL
         --------------------

  PERFORMANCE GUARANTEE

  KMC Telecom  Holdings,  Inc. ("KMC Holdings")  acknowledges that KMC VIII must obtain the agreement of certain wholly owned subsidiaries, which are affiliates of KMC VIII, in order for KMC VIII to provide the service hereunder. KMC Holdings agrees to cause those subsidiaries to enter into such agreements and provide such services to KMC VIII.

  KMC Telecom Holdings, Inc.



  By: /S/ CONSTANCE LOOSEMORE
     ------------------------
  Name: CONSTANCE LOOSEMORE
       --------------------
  Title: VICE PRESIDENT, ASSISTANT TREASURER
        ------------------------------------

                                   SCHEDULE 1
                     PRICES/RATES FOR UPGRADED MGS SERVICES

      Set forth on Appendix A to this Schedule is a table stating the Rates which will apply to the Upgraded MGS Services, subject to the following rules :

1. RATES. The rates for Upgraded MGS Services for the term of this Agreement are set forth in Appendix A to this Schedule. The number of Upgraded MGS Services for purposes of these prices shall include all Upgraded MGS Services deemed installed pursuant to Section 3.b of the Agreement.

2. If new or upgraded equipment is requested by Qwest prior to the expiration of the Agreement's term, Qwest will pay for such equipment.

3. The parties agree and acknowledge that expenses and market prices related to the provision of the Upgraded MGS Services may decrease in the future. Should the market conditions change (including but not limited to the market prices for similar services), the parties agree to discuss in good faith reductions to the Rates. Qwest acknowledges that KMC may not agree to reduce the Rates without first obtaining the consent of a Financing Party and KMC has no obligation hereunder to obtain such consent.

4. As set forth in Section 7 of the Agreement, the Upgraded MGS Services provided pursuant to the Implementation Schedule shall have an initial term which is co-terminous with the initial term of the Agreement (and shall terminate when this Agreement is terminated), and each additional Upgraded MGS Service shall have an initial term commencing on the date it is installed and ending 48 months after such date but in all events no later than July 31, 2005. In the event an Upgrade MGS Service is being supplied to an expiring MGS Circuit, Qwest shall have the right to transfer the remaining term of the Upgraded MGS Service provided hereunder to another
     MGS Circuit. The Rates set forth in this Schedule shall apply to each Upgraded MGS Service during the initial term for such Upgraded MGS Service. Ninety (90) days prior to the expiration of the initial term of this Agreement the parties agree to enter into good faith negotiations with regard to the terms and conditions for KMC to supply Qwest with Upgraded MGS Services for an additional term with Rates consistent with Section 1.b of Appendix A to this Schedule. If the parties fail to agree upon terms and conditions pursuant to the preceding sentence Qwest shall nevertheless have the right to renew this Agreement in accordance with Section 7.a hereof at the Rate specified in Section 1.b of Appendix A to this Schedule.

5. At Qwest's option, Qwest may purchase any services offered by KMC in lieu of the Upgraded MGS Services so long as the minimum monthly commitment payment set forth in Section 1 of this Appendix A is made and KMC does not incur any additional costs above those incurred by KMC to supply the Upgraded MGS Services hereunder.

                            APPENDIX A TO SCHEDULE 1


1.a. Commencing July 1, 2001 and continuing until June 30, 2005, assuming a minimum [text deleted] count equal to [text deleted] ports the monthly charge shall be [text deleted] per [text deleted], but in all events no less than [text deleted] per month. Notwithstanding any provision of this Agreement to the contrary, the minimum monthly amount shall not be increased if Qwest requests additional Upgraded MGS Services hereunder provided that there are no additional capital costs incurred or to be incurred by KMC to provide such service.

1.b. On and after July 1, 2005 the monthly charge shall be [text deleted] per [text deleted] as may be agreed by the parties.

2. Maintenance Costs. KMC shall provide up to twenty-four (24) hours of on-site maintenance (not including travel time) per location per calendar month. In the event the hours of such on-site maintenance at any location exceed twenty-four (24) in any calendar month, Qwest will reimburse KMC for its reasonable costs of providing the hours of on-site maintenance in excess of twenty-four (24). KMC will notify Qwest when it has attained this twenty-four (24) hour threshold at a given location. To the extent Qwest fails to remotely monitor the equipment or software at any site or fails to notify KMC of any deficiency which Qwest remotely detects, KMC shall bear no responsibility for a failure of the subject equipment or software under this Agreement or otherwise to the extent that such failure could have been prevented or resolved with notice from Qwest regarding such deficiency as required hereunder.

4. Qwest shall be paid in cash [text deleted] of any payments or credits which KMC receives from any provider of ingress or egress trunks for the MGS Circuits used in connection with the provision of Upgraded MGS Services. To the extent received from such provider, KMC shall pay Qwest within [text deleted] days of the end of each calendar quarter during the Term. In the event any amount received by KMC from a provider of ingress or egress is required to be returned by KMC pursuant to a requirement of law or order of any court or regulatory authority ("Forfeited Amount"), KMC shall have the right to bill Qwest for [text deleted] of such Forfeited Amount, up to a maximum of the total amount previously credited to Qwest under this paragraph, and Qwest shall, within [text deleted] days, repay such amounts to KMC.

                                   Schedule 2

                                 SERVICE LEVELS


1. SERVICE LEVELS. For purposes of this agreement, "Service Level" or "Service Levels" means the level of service at which or above KMC (and for purposes of this Schedule 2 only, KMC's affiliates, collectively referred to in this
     Schedule 2 as "KMC") shall support, maintain and manage the [text deleted] hardware or two-way traffic capability specifically provided by KMC to provide the Upgraded MGS Services to Qwest and includes the following elements (all of which shall be based on industry standard measurements) provided KMC.

     1.1. 24x7 (at the KMC Equipment Site) "remote hands" services;

     1.2. P.01 grade of service measured on a calendar month basis, for the portion of the KMC network, from and including the KMC switches (but not including Qwest maintained software), to the DNAC, during peak busy hours.

     1.3. A time to repair of [text deleted] from the time Qwest's call to the KMC help desk are answered, for each Upgraded MGS Service or any hardware utilized to provide the Upgraded MGS Service.

     1.4. Meeting or exceeding industry standards for onsite power and environmental control and quality provided to devices, local interconnection trunks, local loop access, and for out of band access circuits to the devices under this agreement and

2. KMC will support and maintain the upgraded MGS service, [text deleted] servers, associated PSTN connectivity and all associated hardware and software interfaces. To allow a monthly average uptime that shall be no less than [text deleted]. However, such uptime does not include the KMC scheduled downtimes for maintenance. The scheduled downtime for maintenance shall not exceed three (3) hours per week and is currently completed on an as-needed basis

Monitoring/Reporting

Upon the Company's request, KMC will prepare a report that will track the performance metrics stated in Section 1. This information will be emailed by the fifth working day of the month following the reported month, to the Company designated email address.

When a System Outage occurs, KMC will provide an outage report which includes, at a minimum, the following information:

Company site affected (including without limitation each customized Company platforms);
Time of System Outage;
Length of System Outage;
Reason for System
Outage (if known);
Long term remedy; and
Person notified


Escalation Procedures

In the event System  Outage,  KMC shall  contact  Company by email within thirty
(30) minutes of any such System Outage and may also contact Company by telephone or other method. Company must provide emergency contact information.

The status information, if known by KMC, will include:
reason for the System Outage; and
estimated time for service restoration

If Company experiences a System Outage and has not been notified by KMC, Company will contact the Trouble Management Center (TMC) staff at KMC by telephone at 800-850-9048 and email at tmc@kmctelecom.com.

KMC will periodically notify Company with an updated status of such System Outage for the duration of the System Outage, in no event less frequently than every sixty (60) minutes.

KMC will provide a post-incident summary of each System Outage that will include:
cause of the problem;
method used to correct the problem; and
measures KMC will take to prevent similar occurrences in the future

KMC shall undertake efforts to resolve System Outages, respond to Company inquiries and requests for modifications as set forth in the tables below:


NON-CONFORMITY IDENTIFICATION AND RESOLUTION PARAMETERS

---------------------------------------------------------------
Level   Definition           Client Obligations  Acceptable
                                                 Resolution
---------------------------------------------------------------

1       Critical - KMC       Verbal and          Written/email
        Service unavailable  written/email       acknowledgment,
        or non-conformity    notification of     and
        in KMC Service       unavailability or   modifications
        causes consistent    non-conformity as   to the KMC
        User system          soon as possible    Service as
        response delays.     after               soon as
                             determination of    possible,
                             the unavailability
                             or non-conformity
---------------------------------------------------------------
1       Serious - KMC        Verbal and          Written/email
        Service              written/email       acknowledgment,
        intermittently       notification of     and
        unavailable or       unavailability or   modifications
        non-conformity in    non-conformity as   to the KMC
        KMC Service causes   soon as possible    Service as
        intermittent         after               soon as
        crashes that         determination of    possible
        require User system  the unavailability
        to be rebooted.      or non-conformity
---------------------------------------------------------------
2       Intermittent -       Written/email       Written/email
        Non-conformity in    notification of     acknowledgment
        KMC Service causes   non-conformity      and
        intermittent bugs    within 5 business   modifications
        which cause a        days of             to the KMC
        material module or   determination of    Service to
        features to not      the non-conformity  be released
        work.                                    within  10
                                                 business days
---------------------------------------------------------------
3       Annoying -           Written/email       Written/email
        Non-conformity in    notification of     acknowledgment
        KMC Service causes   non-conformity      and
        bugs or annoyances   within 10 business  modifications
        that do not cause    days of             to the KMC
        operation            determination of    Service to
        termination, but     the non-conformity  be released
        reduce the                               within next
        efficiency of the                        scheduled
        KMC Service and/or                       release
        may annoy the User.
---------------------------------------------------------------


NON-CONFORMITY IDENTIFICATION AND RESOLUTION PARAMETERS

---------------------------------------------------------------
Level   Definition           Client Obligations  Acceptable
                                                 Resolution
---------------------------------------------------------------

4       Cosmetic or Next     Written/email       Written/email
        Revision             notification of     acknowledgment
        Non-conformity in    non-conformity      and
        the KMC Service      within next         modifications
        which can be         standard report     to the KMC
        addressed with       cycle               Service to
        changes or updates                       be released
        in next update or                        within next
        release of the KMC                       scheduled
        Service.                                 release
---------------------------------------------------------------


SUPPORT RESPONSE TIMETABLE

----------------------------------------------------------------
Severity Definition          Client Obligations Acceptable
                                                Resolution
----------------------------------------------------------------


1, 2     Quick Response -    Verbal and         Written/email
         Users cannot        written/email      resolutions as
         operate the KMC     confirmation of    soon as
         Service without     issue presented    possible,
         help                within 24 hours
----------------------------------------------------------------
3        Medium Response -   Written/email      Written/email
         Users can operate   confirmation of    explanation
         KMC Service but     issue presented    within 5
         are greatly         within 5 business  business days.
         inconvenienced.     days
         Client may need
         additional help to
         answer a common
         problem or issue.
----------------------------------------------------------------
4        Non-Critical        Written/email      Written/email
         Response - Users    confirmation of    explanation
         or Client would     issue presented    within 10
         like to understand  within 20          business days.
         operation or gain   business days
         additional
         information.

----------------------------------------------------------------

o  Credits are addressed in previous MGS agreements.

Business Resumption

Company agrees to notify KMC no less than two (2) business days in advance of any modifications and/or network configuration changes (especially with regards to any changes in their Server IP addresses that host the KMC control) to Company's system, as well as any upgrades or removal of devices that may impact the production and network connectivity from Company's system through which the Services are provided (if they are outside of the scheduled downtime maintenance windows). If any such change will or could, in either party's opinion, result in incompatibility between the parties' respective systems or interruptions in delivery of the Services, then the parties shall work together to resolve any such issue before Company makes such a change.